Exhibit 10.2

Columbus McKinnon Corporation | 13320 Ballantyne Corporate Place Suite D, Charlotte, NC 28277 | P 716.689.5400 |

Via Email

July 1, 2026

John Linker

Charlotte, NC

Dear John:

We are pleased to extend to you an offer to join Columbus McKinnon as our Executive Vice President, Finance and Chief Financial Officer, reporting directly to David Wilson, Chief Executive Officer. Your proven leadership, financial and operational acumen, and strategic perspective make you exceptionally well suited to guide our organization through its next phase of growth and transformation. In this role, you will be a key member of the executive leadership team, responsible for shaping our financial strategy, strengthening operational discipline, realizing our integration and synergy objectives and supporting long-term value creation for our stakeholders.

In this capacity, you will oversee all financial operations, including financial planning and analysis, accounting, treasury, tax, and investor relations, while ensuring strong governance, compliance, and risk management practices. You will partner closely with the executive team and David, aligned with the Board of Directors, to drive strategic initiatives, evaluate growth opportunities, and optimize capital allocation. Your leadership will be instrumental in executing our strategy, improving the company’s financial and operational performance, maintaining transparency, enhancing consistency, and positioning the organization for sustainable long-term profitable growth and success.

Your compensation for this role is designed to be competitive and aligned with both market practice and the Company’s pay-for-performance philosophy. In addition, you will be eligible to participate in the Company’s comprehensive benefits programs and executive offerings. Further details regarding each component of your compensation and benefits package are outlined in the sections that follow.

Compensation

Subject to any applicable tax and withholdings, your total compensation is divided into three components: Base salary, Annual Incentive Plan (AIP) and Long-Term Incentive Plan (LTIP). You will be compensated bi-weekly at a gross rate of $23,076.92 (annualized at $600,000.00). Merit increases are approved during the May Board meeting with a July 1 effective date. Your first merit increase eligibility will be July 2027.

You will participate in AIP at a target of 70% of your annual base compensation. AIP is not guaranteed, but rather is based on overall company and individual performance relative to planned targets. AIP payments are subject to final Board approval. For the fiscal year beginning April 1, 2026 (FY27), your AIP will be comprised of three measures. The first is Consolidated EBITDA with a 37.5% weight, the second is Consolidated Free Cash Flow with a 37.5% weight and the third is a Strategic Goal with a 25% weight. The FY27 AIP payout will be prorated based on the effective date of your new role.

You will also participate in the Columbus McKinnon Long-Term Incentive Program (LTIP) at a target level of 165% of your base salary. The Company’s Human Capital, Compensation & Succession Committee (“Committee”) approves grants on an annual basis. FY27 equity grants are scheduled to be granted this year in August.

Columbus McKinnon Corporation | 13320 Ballantyne Corporate Place Suite D, Charlotte, NC 28277 | P 716.689.5400 |

Synergy Incentive Award:

You will be eligible for a special synergy incentive equal to 50% of your Long-Term Incentive. This performance share based / cash settled award was established to motivate, retain, and align key leaders around delivering cost synergies associated with the integration of Kito Crosby, and we are glad to include you. This award is scheduled to vest at the end of the FY29 performance period.

Change in Control Benefits:

You will be eligible for Change in Control benefits that are intended to provide executive officers with financial security in the event of a change in control to facilitate a transaction which may benefit shareholders but result in job loss to executives. The change in control agreement, absent delivery of notice of termination, is automatically renewed annually. Full details, including benefits and restrictions, are provided in the agreement document, but in general, you would be eligible to receive a payment equal to two times your annual salary.

Executive Severance

You will be eligible to participate in the Company’s executive severance program. In the event your employment is terminated by the Company without cause, you would be eligible for severance benefits consistent with those provided to senior executives, including continued pay, benefits, and treatment of incentive compensation. Any such benefits are subject to your execution of a release of claims and compliance with Company policies.

Officers’ Indemnification Insurance:

You will be insured by our director’s and officer’s indemnification insurance policy which covers all directors and officers for the actions taken while employed by the Company that may be updated, amended and renewed from time to time.

Health Care & Insurance Benefits:

You are eligible to participate on the first date of your employment in the Company’s health care plan, dental plan, vision plan, disability insurance programs, flexible spending programs and optional life insurance. Health, dental, vision and flexible spending benefits are available on a pre-tax basis; all other benefits are available for purchase after tax. You are automatically enrolled in the Company paid basic life insurance, disability insurance salary continuation and travel accident insurance.

Executive Benefits

You will also be eligible to participate in certain executive perquisites designed to support your health and financial well-being. This includes an annual executive physical examination at our designated provider, as well as financial planning and tax reimbursements from the provider of your choice, up to limits established by the Company. These benefits are intended to support your ability to perform at the highest level and will be administered in accordance with Company policies and applicable tax regulations.

Columbus McKinnon Corporation | 13320 Ballantyne Corporate Place Suite D, Charlotte, NC 28277 | P 716.689.5400 |

Retirement Program:

You will be eligible to participate in the Company’s 401(k) plan in the first payroll following 90 days of employment. Once eligible, Columbus McKinnon will make an automatic contribution equal to 2% of pay from your first day of eligibility and you will automatically be enrolled with a 2% deferral. Additionally, CMCO will match 100% of the first 4% of your deferral. You can opt out of or change your deferral at any time. You may defer up to 100% of your eligible pay, within IRS regulations, on a pre-tax basis. Participants are fully vested in their payroll deferrals as well as the company matching contributions. The automatic contributions will be fully vested upon completion of two years of service.

Non-qualified Deferred Compensation Plan:

You will be eligible to enroll in a key part of Columbus McKinnon Corporation’s benefits program for select leaders. Together with your 401(k) plan, this plan helps you manage your income tax exposure and gives you an opportunity for added retirement savings, or to save for short-term needs.

Vacation:

You will be eligible for four (4) weeks of paid vacation annually, accrued in accordance with the Company’s standard policies and practices. Vacation entitlement for your first year of employment will be prorated based on your start date. Thereafter, vacation will reset annually, subject to applicable carryover provisions and Company guidelines.

Other:

Your official start date for payroll and benefits purposes will July 1, 2026. Your primary work location will be 13320 Ballantyne Corporate Place, Charlotte, North Carolina. Please note that employment with the Company is contingent upon the successful completion of a drug screening and an executive-level background check.

John, we are excited at the prospect of you joining our Executive Leadership Team at Columbus McKinnon in this capacity. We are happy to discuss any questions you may have relative to this offer.

This position is vitally important to our Company and we know the value you will bring.

Very truly yours,

Chief Human Resources Officer

Columbus McKinnon Corporation

I confirm that I have read, understood and hereby accept the terms and conditions of employment as set out in this letter.

/s/ John Linker	July 1, 2026
John Linker	Date